Exhibit 16.1

Sam Kan & Company 1151 Harbor Bay Pkwy., Suite 202 Alameda, CA 94502 Phone: 510.517.7874 Fax: 866.848.1224 http://www.skancpa.com

August 21, 2013

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Sam Kan & Company was previously principal accountant for Eco Building Products, Inc. (the "Company") and reported on the financial statements of the Company for the year ended June 30.  Effective August 20, we resigned as principal accountants.  We have read the Company's statements included under Item 4.01 of its Form 8-K dated August 21, 2013, and we agree with such statements contained therein.

Sincerely,

/s/ Sam Kan & Company
Sam Kan & Company